Exhibit 99.1

Monday, February 3, 2004, 9:00 AM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

Isolagen Announces Positive Results in Phase I Dental Study
Autologous Cellular Therapy Shows Promise for Oral Health Care

HOUSTON — (PRNewswire) — February 3, 2004 — Isolagen, Inc. (AMEX: ILE), a biopharmaceutical company specializing in the development and commercialization of autologous (a patient’s own) cellular therapy for hard and soft tissue regeneration (“the Isolagen Process”), today announced the results of a 6-month double-blind clinical study in which their proprietary treatment successfully reversed gingival recession and improved deep-periodontal pocketing. The clinical examinations of 176 intra-oral sites in 21 subjects were conducted at the University of Texas Health Science Center (UTHSC) Dental Branch and represent the company’s first set of clinical data in the oral health care market.

The Isolagen Process demonstrated significant improvement in the oral therapeutic treatment of periodontal (gum) disease by reducing “deep pocket” areas in a majority of sites, whereas placebo treated sites showed a nominal improvement. A paired T-test demonstrates that Isolagen response exceeded placebo response by an average of 1.1 mm, (p=0.0005).

“These patients received no other treatments such as scale and clean,” said Dr. Vaughan Clift, VP of Operations. “Essentially, we made progress even in the worst case conditions.”

Eighty-one percent (81%) of the subjects treated showed an improvement in pocket depth in Isolagen treated areas, while only thirty-three (33%) of the subjects showed improvement in pocket depth in placebo treated area. (Fisher’s exact test p=0.0113).

The study also demonstrated positive results in areas with gingival recession between teeth (also known as “black triangles”), showing improvement at 20 of 21 Isolagen treated sites, with deterioration of the gum height recorded at most placebo sites (14 of 21).

Adverse event and concomitant medical information was obtained from all subjects at every examination. No adverse event was related to the Isolagen Process.

“These results are quite exciting because it gives us a non-surgical solution for the problems of gum tissue restoration in areas of recession due to periodontal diseases,” stated Dr. Otis J. Bouwsma, the Principal Investigator for the trials. “There were no allergic reactions because the cells are autologous and therefore histologically and biocompatible for the patient. This work is significant from both the clinical and commercial potential. I look forward to helping design the next study.”

Co-Principal Investigator, Dr. Rena D’Souza, Professor and Directors of Research at UTHSC Dental Branch, said, “This study is an important milestone in approaching the treatment of periodontal disease. The regeneration of lost or damaged soft tissues remains a major challenge for dental clinicians today. Clearly, this form of cell therapy represents the next wave of regenerative dental medicine. This study will provide the framework for other applications directed at guiding periodontal regeneration and the restoration of function and esthetics.”

“We are extremely encouraged by the results of our first dental study, which supports the safety profile and viability of autologous cellular treatment in addressing periodontal disease, a condition known to impact 50 million Americans,” said Michael Macaluso, CEO. Additional studies are being planned in the gingival enhancement and oral therapeutic areas, in both the US and Europe.

Isolagen Process requires a tiny surface tissue sample from the patient’s gum tissue. The sample is sent to the Isolagen laboratory where the cells are reproduced and sent back to the dentist for injection into areas of gum loss where tissue has been destroyed by periodontal disease.

Isolagen expects to announce the results of its ongoing dermal trial in March 2004.

About Isolagen, Inc.

Isolagen, Inc. (AMEX: ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.

Autologous cellular therapy is a process whereby a patient’s own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient’s unique, living cells to produce the patient’s own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen’s goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.

This press release contains forward-looking statements and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen’s clinical trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen’s most recent annual report on Form 10-KSB/A filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Isolagen, Inc.
Michael Macaluso, CEO 713-780-4754
Jeffrey W. Tomz, CFO 713-780-4754 5

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